Wuhan Kaidi Electric Power Co., Ltd.

Phase I of Fengkou Wind Farm Project in Pinglu Constructed by Wuhan Kaidi Electric Power Co., Ltd.

Purchase Contract for Wind Generator Set

The buyer’s Contract No.: KG0809C-FD-PL-J001

The buyer：Wuhan Kaidi Electric Power Co., Ltd.
The seller：Wuhan Guoce Nordic New Energy Co., Ltd.
Signing Date:Sep.2008

1 .Definitions	3
2 .Subject of Contract	5
3 .Scope of Supply	6
4 .Contract Price	6
5 . Payment	7
6 .Delivery and Transport	9
7. Packing and Mark	11
8. Technical Service and Liaison	13
9. Quality Supervision and Inspection	15
10. Installation, Debugging, Commissioning,Acceptance and after-sales service	19
11. Claim	23
12. Insurance	26
13. Taxes and fees	26
14. Assignment, subcontracting and outsourcing	27
15. Change, modification, suspension and termination of contract	28
16. Force Majure	29
17. Settlement of Disputes of the Contract	30
18. Execution of Contract	30
19. Others	30

The Contract No.: KG0809C-FD-PL-J001

Time and place of signature：Sep.1st, 2008，Wuhan.
The two parties：Wuhan Kaidi Electric Power Co., Ltd.  (“The buyer”)
Wuhan Guoce Nordic New Energy Co., Ltd. (“The seller”)

The contract is signed by and between the buyer and seller with friendly negotiation.The items are as follows:

1. Definitions

The terms that are used in this document and in the appendices are hereby defined.

1.1 “The buyer” refers to Wuhan Kaidi Electric Power Co., Ltd. Including the entity's successors and legal assignees.

1.2 “Seller” refers to Wuhan Guoce Nordic New Energy Co., Ltd.Including the entity's successors and legal assignees.

1.3“Contract” refers to this document and all parts of its appendices.Including the changes and additions made by two sides according to the contract provision.

1.4 “Contract Price” refers to the part specified in Article 4 herein.

1.5“Effective date” refers to the effective date of the contract specified in Article 18 herein.

1.6 “Technical Materials” refers to documents (including drawings, various captions, standards and various kinds of software) related to the design, production, inspection, installation, debugging, acceptance and performance acceptance test of the wind farm, and files applied to the correct running and maintenance of the contractual wind farm.

1.7 “Contractual Equipments” refers to the machines, device, materials, things, special tools, spare parts and all other things that are to be supplied by the seller in accordance with the contract.

1.8 “Supervision” refers to that the buyer entrusts a qualified supervisory organization to dispatch a representative or representatives to supervise the quality of the key parts of the contractual equipments in ways of documentary witness and on-site witness during the process of manufacturing the contractual equipments. This kind of quality supervision does not relieve the seller of liabilities for the quality of the contractual equipment quality.

 1.9 “Performance Acceptance Test” refers to the test to be made in accordance with the requirements of appendix 1 herein for inspection the guaranteed performance value specified in the technical specifications.

1.10“Pre-acceptance” refers to the acceptance after 360 hours of operation and the results of the tests indicate the guaranteed quality has been reached,and the acceptance of each unit by the buyer.

1.11 “Guarantee period”refers to two years after the date of the pre-acceptance certificate of each unit.(To the date of signing the final acceptance certificate).

1.12 “Final Acceptance” refers to the acceptance after the quality guarantee period. If tests prove that both performance indexes of each generator and other terms of the contract have been performed and the running of equipments are satisfactory

1.13 “Day, Month and Year” refers to the day, month and year by Gregorian calendar; “Day” refers to 24 hours; “Week” refers to 7 days.

1.14 “Contractual Wind Farm”: Fengkou Wind Farm Project in Pinglu Constructed by Wuhan Kaidi Electric Power Co., Ltd.

1.15 “Technical Service” refers to such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance related to the contractual equipments supplied by the seller. Including the after-sale service after the termination to the contract.For the seller with technique support,the contractual service should be covered.

1.16 “Site” refers to the site of the contractual wind farm. It is the place where the buyer will install the contractual equipments.

1.17 “Spare parts” refers to the parts of the generator sets debuqqing and its auxiliary equipments to be supplied according to this contract.

1.18 “Commissioning” refers to the runs during the debugging stage of each Single machine, complete machine, or the systems and / or equipment of the wind power generator sets and the commissioning stage of the wind farm.

1.19 “Generator sets” refers to a complete set of equipments consisting of wind power generator sets and their auxiliary equipments.

1.20 “Written Documents” refers to any manuscript, typed or printed documents with an organization’s official seal or the signiture of corporate representative and authorizer.

1.21 “Sub-contractor” refers to another legal person and her/his successor and an assignee with the approval of this legal person who are subcontracted the parts within the contractual scope of supply by the seller.

1.22 “Equipment Defect" refers to such situations that the contractual equipments (including parts, raw materials, castings and forgings, and original parts etc.) may not meet the requirement of performance and quality standard specified in this contract as caused by design, fabrication error or ignorance of the seller.

1.23“Representative of supervision”the qualified staff of supervision from supervision unit commissioned by the buyer

2 Subject of Contract

2.1 Seller agrees to sell to the buyer, the buyer agrees to purchase from Seller the contractual equipment. The object of the contract will be used as the turbins in the Fengkou Wind Farm Project in Pinglu

2.2   Names, Specifications (Types) and Quantities of Equipments

Names：Wind Turbines
Types：GCN1000
Quantities：50units；

2.3  The Plant shall be brand-new, mature, secure, economical and complete, meet national environmental requirements, and be designed according to specific standards, and its performance shall comply with the requirements of performance guarantee value as defined in Appendix 1; production processes and raw materials categorically prohibited by laws of PRC shall not be used.

2.4 Technical specifications, technical and economic indicators and performance of the Contract Plant are shown in Appendix 1 hereto.

2.5 Detailed scope of supply of the Contract Plant supplied by the seller is shown in Appendix 2 hereto.

2.6 Detailed technical data supplied by the seller are shown in Appendix 3 hereto.

2.7 Detailed technical services supplied by the seller are shown in Appendix 7 hereto.

2.8 The seller is responsible for the transport and insurance of equipment .

2.9 The Vender shall, within 15 years after final acceptance of each set of the Contract Plant, continue providing the buyer with spare parts for normal operation of the Contract Plant at market price.  Within the service life of the Generator Set, in the event that the Vender intends to stop production of or be unable to produce some spare parts, it has the obligation to notify the buyer in advance so that the buyer has adequate time to place an order for a last purchase of necessary spare parts from the Vender.  The seller is responsible for the supply of the engineering design related to the contractual equipments and provide technical materials such as the templates, tools and models,so that the buyer could produce the needed spare parts for the contractual equipments,and the production of the spare parts would not constitute the infringement to patent as well as the  industrial design rights.The buyer should return the above items in resonable manner and situation after they have used them.

3 Scope of Supply

3.1 The scope of supply ,please see the appendix 2.

3.2 The contractual scope of supply includes all the equipments, technical materials, special tools, spare parts and consumables. , Personnel training and technical coordination, technical services and technical guidance and equipment for transport and transport insurance.

4 Contract Price

4.1 The price of this contract：RMB 321.70 million

The sum of the fee includes fees of contractual equipments(including the spare parts,special tools),technical materials,technical service,taxes of contractual equipments,transortation and incidental expenses from manufacturer to project site and all the other fees related to this contract.

4.1.1 Price of Contractual equipment：The price of each contractural turbine is RMB 6,000,000;50 equipments is RMB 300,000,000.

The price of this contractual equipment includes all the related taxes that should be paid by buyers and the taxes incurred during the importation (such as customas , customs charges,valued-added taxes)

4.1.2The technical service fee of this contract：RMB 5.465million

The technical service fees include the fees of the seller’s service scope in the appendix1 item8,the technical materials ,the fees occurred during the visite of seller and its personnels to the buyer’s site,including the salary(income tax and living expenses)and the travelling expense,the buyer should provide convinient conditions for technical personnels to work and live,but the fees of living,accommodation,office,medical treatment and transportation should be paid by the sellers.

4.1.3 Transportation expenses of the contractual equipments to the delivery site：RMB 9.2805million.

“Transportation expenses”includes two parts:

     Transportation expenses of the contractual equipments manufacturered domestically: transportation, incidental expenses, insurance fees of the contractual equipments from starting station (on board)/ dock (on board) to the delivery site are born by the seller.

     Transportation expenses of the contractual equipments manufacturered in foreign land: transportation, incidental expenses, insurance fees of the contractual equipments from starting station (on board)/ dock (on board) to the delivery site are born by the seller.

4.1.4 The spare parts,consumable supplies and special tools: RMB 6.9545million.

4.2 Itemized price see annex 6.

5. Payment

5.1 Currency used in this contract is RMB.

5.2 Terms of payment: P.O. or T.M.

5.3 Payment for the contract price：The payment should be done in the manner of 1：3：3：2.5：0.5.

5.3.1 Within 30 days from the date when the contract comes into force, upon 15 days after submitting the following receipt which is found in order by the buyer, the buyer will pay ten percent (600,000Yuan) of the price of each unit,according to the number of starting equipments,for the order of materials needed in the production of the contractual equipments.

（1）An irrevocable letter of guarantee with the corresponding amount issued by the seller’s bank of depoist which takes the buyer as beneficiary.

（2）A formal fiscal receipt with corresponding amount(One copy)

5.3.2 When the manufacturing of each set of Contract Plant progresses to 60% completed (i.e. hub, gear case, generator, main control cabinet and the yaw system to the factory for general assembly, and blade materials complete), the Vender will furnish relevant certifications to the buyer for confirmation and submit VAT (value added tax) invoice (one original and two duplicates) for 30% of the contract price of each set of Plant (RMB 1.8 million) to the buyer. Within 1 month after verification, the buyer shall pay 30% of the contract price of this set of Plant (RMB 1.8 million) to the Vendor as the progress payment.

5.3. 3 The Vender shall, in accordance with the order of delivery, transport each set of Contract Plant (parts and components in Appendix 6 Schedule of Prices) to the place of delivery within the specified time. When the last batch of each set arrives at the delivery site, the Vender shall submit the VAT invoice (one original and two duplicates) for 30% of the contract price to the buyer. It also shall furnish the supply list, the certificate of quality conformity, the bill of lading and the packing list to the buyer, who shall pay 30% of the contract price of this set of Plant (RMB 1.8 million) to the Vendor within 1 month after verification.

5.3.4 After the installation of each set of Contract Plant, the single set commissioning is conducted. Having passed the preliminary acceptance, the Vender shall submit the VAT invoice (one original and two duplicates) for 25% of the contract price (RMB 1.5 million). Within 1 month after verification, the buyer shall pay 25% of the contract price of this set of Plant (RMB 1.5 million) to the Vendor. If any problem is found, the corresponding part shall be deducted.

5.3.5. 5% of the contract price of each set of Plant is taken as the quality guarantee deposit for it.

5.3.5.1 After the granting of the final acceptance certificate of this set of Plant by the  buyer, within 1 month after the Vendor submit the following documents and the buyer verifies them, the buyer shall pay 5% of the contract price of this set of Plant (RMB 0.3 million) to the Vendor. If any problem is found, the corresponding part shall be deducted.

5.3.5.1.1 The financial invoice (one original and two duplicates) for 5% of total contract price of this set Plant shall be furnished.

5.3. 5.1.2 The copies of the final acceptance certificate of this set Contract Plant are provided in duplicate.

5.4 Payment of additional charges: In total, RMB 21.7 million is to be paid for the technical services, freight and miscellaneous charges, spare parts, consumables and special tools, averagely RMB 0.434 million additional charges for each set Plant, which shall be paid lump sum according to the initial sets before delivery.

5.5 The time of payment takes the date of issue by the buyer’s bank as the actual payment date. If this date is later than the specified payment date, the liquidated damages shall be calculated and paid from the specified payment date on as per Article 11.13 of this Contract.

5.6 Subject to Articles 10 and 11 of this Contract, as regards paying the claim against damage, field processing and purchase agent, liquidated damages, the Vendor shall, within one month upon receiving the buyer’s written notice for claim, pay the amount to the buyer. If it hasn’t paid in due time, the buyer shall be entitled to deduct the claimed amount and its interests from the amount payable in the next time of payment.

6. Delivery and Transport

6.1 The delivery date and sequence of this contract equipment shall meet the requirement of equipment installation progress and sequence of the project to guarantee the timeliness and completeness of equipment.

6.2 The ownership of the equipments has transfered from the seller to the buyer since the delivery.The risks of the damage and loss of the equipment are born to sellers before delivery,and should be transfered to the buyers after delivery.The seller should abide by the legal regulation and enviromental requirement during the equipment shipment.The transport vehicle should keep clean and good condition,no oil leak,exceeding exhaust emissions or illegally parked.

6.2.1 mode of shipping: motor,

Delivery place: the delivery place of the contract equipments is the buyer’s project site.

Delivery place: Kaidi Electric Power Fengkou Wind Farm in Pinglu

6.2.2 The mailing address of the technical materials :Wuhan Kaidi Electric Power Co., Ltd.

Building Kaidi 1Jiangxia Av. East Lake New Technology Development Zone,Wuhan 430223

The project technical materials will be identified through signing of supplemental agreement

6.3During the first design contact,in accordance with the items in the appendix, the seller shall provide names, total weight, and total volume of each batch of goods, primary delivery plan of delivery date and total product lists under the terms of this contract and total packing lists (including one disc or disk). 60 days and 10 days before the start of the expected shipment of each batch of goods, the seller shall notify the buyer at twice of content of each item in article 6.6 with fax.

6.4 The time of the delivery is based on the time recorded（except the special situation）.Such time is the criteria for the delay of the delivery in the item11.9.

6.5 The seller should apply to the carrier sector the transport vichles,and be responsible for the shipment of the equipments from the seller to the delivery place.

6.6 Within 24 hours after the goods are ready and shipping vehicles/ships are sent off, the seller shall notify the seller of the following contents about this batch of goods.

Contract No.;
Goods delivery starting date;
names, codes and price of good;
Gross weight of goods;
Total volume of goods;

Total packed quantities;

Handing-over railway station/dock name/vehicle license No./ship License No. and waybill No.;

Names, weight, volume and quantities of each product exceeding 20 tons in weight and 9m×3m×3m in size. Center of gravity and hoisting point must be indicated for each piece of such equipment (part) with sketches attached.

For special products (equipments or substances having special requirement for environmental factors such as temperature and vibration and explosive, flammable and poisonous substances and other dangerous products), special indications must be made for its name, code, quality, special protective measures, storage method and accident treatment methods.

6.7 The products that aren’t listed in appendix1 and appendix2 but belonged to the scope of supply should do the delivery as the buyer required.

6.8 Before the ending of quality guaranteeing period or three years after the ending, in case that spare parts in the buyer’s storage for replacing damaged equipment or parts are used because of the damage or potential deflect caused by the seller’s error or neglect, the seller shall be responsible for supplement all the used spare parts for free, and the seller shall transport them to the designated destination railway station/dock not later than 60 days with the knowledge of the buyer.

6.9 The seller shall, in accordance with the provision, provide Technical materials needed for wind farm design, construction supervision, debugging, test, inspection, training, running and maintenance to the sell batch by batch. The seller shall give the technical materials to the buyer according to the appendix1 which is amount to 12sets in this contract. A list of the above mentioned Technical materials shall be listed.

6.10 The Technical materials are usually delivered in the way of postal express. After each batch of Technical materials are delivered, the seller shall notify the buyer of the delivery date, mail No.; detailed list of Technical materials, quantity and weight and contract No. etc. with fax within 24 hours.

6.11 The actual delivery date is considered as the postal mark date on the consignment notice of the postal department. This date will be used as the basis for delay penalty calculation for any late document delivery according to article 11.10 of the contract. If it is found that technical materials are missed, lost or damaged after checked by representatives of the buyer or seller, and not caused by the  buyer, the seller shall supplement and provide to the site the missed, lost or damaged parts thereof for free within 7days (3days for urgent affairs) upon receiving notification of the buyer.

If the Technical materials are missed, lost or damaged because of the buyer, the seller shall supplement and provide to the site the missed, lost or damaged parts thereof within 7 days (3days for urgent affairs) upon receiving notification of the buyer and the fees are born by the buyer.

6.12 The buyer can dispatch a representative to the seller’s factory and shipment station to check packing quality and monitor loading situation. The seller shall inform the buyer of the delivery date 20 days in advance. If the representative of the buyer can not participate in inspection in time, the seller has the right to send out goods. Inspection and monitoring of the above mentioned representative may not relieve the seller of its due liabilities.

6.13 To realize the computer management for the equipment and materials.The seller should provide the detail packing list during the delivery each batch,as well as the floppy disk containing corresponding part number,figure number and equipment code.

7 Packing and Mark

7.1 All the goods delivered by the seller shall comply with the national standards about packing, storage and shipping direction mark and firm packages applicable to long-distance transport, repetitious moving, loading and unloading specified by the national supervisory organ. The packaging shall be complete and intact during transport, loading and unloading process equipped with vibration-reducing and impact-proofing measures. If the packages can not prevent the equipments from damages caused by vertical and horizontal added speed during transport, loading and unloading process, the buyer shall solve the problem in the design structure of equipments. The packaging shall be equipped with protective measures for preventing humidity, mold, corrosion and rust when needed according to equipment characteristics. Consider to prevent freezing when in severe winter. Deliver the goods safely to the installation site, ensuring there is no any damage or corrosion of the goods. Before product packaging, the seller is responsible for inspection and cleaning without foreign things left and guaranteeing complete parts and components.

7.2 The seller shall clearly mark component No. and part No. in the installation daring for each bulked parts and components within the packing box.

7.3 The seller shall print the following marks at the four neighboring sides of each packing box in Chinese characters with striking unfading paint.

Contract No.;
Shipment station/dock;
Destination station/dock;

Names of supply and receiving units;
Name of equipment, set No. and drawing No.;
Box No./Piece No.;
Gross weight/net weight (kilogram);
Volume (length×width×height, expressed with mm).
Marks;
 The date of manufacture;
 production plant;
 The storage level.

For goods with or exceeding two tons, the side of the packing box shall be indicated with center of gravity and hoisting point with common mark and pattern for the convenience of loading, unloading and transport. According to the goods features, different requirement for loading, unloading and transport, such words as “gently place” “no upside-down” and “anti-rain” shall be brushed on the packing box,and comply with the appropriate national and international packaging standarda.

7.4 For nude packed goods, the above mentioned relevant contents shall be indicated with metal label or directly on the equipment. Large goods shall be equipped with sufficient support or packing cushions.

7.5 Within each packing box, detailed packing list for names of sub-items, quantity, price and set No., qualification certificate and related equipment technical materials etc. shall be attached.  One technical instruction and eight quality certificates for product acceptance respectively should be in the packing box of the purchased parts. Another two packing lists shall be sent by mail.

7.6 Spare parts listed in the contract shall be packed respectively according to each set of equipment, and indication shall be made at the external side of the packing box as one-time delivery.

7.7 Spare parts shall be packed separately, and in accordance with article 7.2, special tools shall also be separately packed. Special tools and spare parts are shipped with the main contract goods.

7.8 Bulked parts for equipment of each set shall adopt good packing method and put into suitable box, and send out within one vehicle if possible to reduce transport fees.

7.9 Latticed box and/or similar packages shall be capable of containing equipments and spare parts that may not be stolen or damaged by other substances or rain.

7.10 All ports of all pipes, pipe fittings, valves and other equipments must be protected with covers or otherwise properly protected.

7.11 The seller and/or other sub-contract shall not indicate any two boxes with one box No..

7.12 For goods with bright and cleaning process surface in need of accurate assembly, the process surface shall be protected with fine and durable layer (no paint is allowed) to prevent the occurrence of rust corrosion o r damages before installation.

7.13 The seller shall, 6 weeks after the contract comes into force, use packages applicable for long-distance, repetitious moving, rain prevention and humidity prevention for the Technical materials delivered and files together with equipments. The cover of each technical material package shall indicate the following contents:

Contract No.;
Names of supply and receiving units;
Destination station/dock;
Gross weight;
Box No./Piece No..

Within each material package, one original and two duplicate copies of a detailed list of technical materials indicating Technical materials’ sequence No., Document Item No., Name and pages shall be attached.

7.14 Where the good are damaged or lost because of the bad packing or keeping of the seller, anytime or anywhere, once validated, the seller shall be responsible for timely repairing, replacement or compensation according to Article 11 of this contract. When the goods are damaged or lost during the transport, the seller is responsible for negotiate with insurance company and transport-undertaking department, and at the same time shall supplement the goods as soon as possible to the buyer to meet the demand of construction period.

7.15 The buyer shall return to the seller the special packing box and frames for multiple uses after the parts and components are delivered and confirmed (the seller shall bear the fees).

8 Technical Service and Liaison

8.1The seller shall timely provide such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance related to the contractual equipments supplied by the seller.

8.2   The seller shall send representatives to the site of the contractual wind farm to provide technical service and instruct the buyer through the process of installation, partial commissioning, debugging and start-up according to the Technical materials from the seller. And the seller shall also be liable for settlement any problem concerning manufacture quality and performance that arises during installation, debugging and commissioning.

8.3  The seller shall submit the plan for carrying out the services stated in item 8.1 and 8.2 in duplicate to the buyer at the first meeting on design in the Fengkou Wind Farm Project in Pinglu.

8.4 If the seller receives technical support, the technical support side should provide documents to the buyer through the seller.

8.5 The seller shall make sure all personnels undertaking the design and technical guidance shall make efforts to serve for the maximum interest of the”wind farm”,and will not violate this rule.

8.6   In case there are big problems that call for the immediate negotiation of both parties, either of the two parties can propose a meeting and generally the other party shall agree to attend the meeting.

8.7   As to each meeting and other types of liaison, the meeting or liaison minute shall be signed and enforced by both parties. In case the contract terms and conditions are to be amended, it shall be approved by the legal representative of both parties and the amended version shall be the standard.It must be agreed by both sides before the modification of the material technical project or the contractual price.

8.8   In case the seller is to amend the scheme for installation, debugging, running and technical service proposed by the seller and confirmed by both parties at the meeting, the seller shall inform the buyer in written form for confirmation. In order to meet the requirements of site conditions, the buyer has the right to suggest alteration or amendment and shall inform the seller in written form. The seller shall take full consideration and meet the requirements of the buyer as possibly as it can.

8.9   The seller or the buyer has the right to distribute the materials related to the contractual equipments provided by the counterpart to all parties involved in the project, and no forms of tort thus arises. However, in no circumstances shall the materials be provided to the third party who is not involved in the project.

8.10 As to the materials of the seller and the buyer which are sealed with “CONFIDENTIAL”, both parties undertake the confidentiality liabilities and obligations.

8.11 In case the seller’s sub-contractor needs part of the technical service related to the contractual equipments or works in the site, it shall be organized by the seller and approved by the buyer. All the expenses shall be borne by the sub-contractor itself.

8.12 The seller (including subcontracting and outsourcing) shall undertake the full liability for supply, equipment, technical interface and technical service involved in the contract.

8.13 As to other equipments connected with the contractual equipments, the seller is under the obligation to provide interface and technical cooperation and no other expenses thus arises beyond the contract price.

8.14 The technicians who are sent to the site by the seller to offer services shall be experienced and competent. The technicians shall be confirmed by the buyer during the first conference on design. The buyer has the right to suggest replacing those who fail to meet the requirements, and the seller shall assign new technicians recognized by the buyer. In case the seller fails to make a timely reply to the request for replacing incompetent technicians by the buyer, it shall be regarded as the delay of the project according to item 11.11.

8.15 The seller shall be liable for the loss caused by the technicians’ negligence or faults in instructing the installation, debugging and commissioning or by the seller’s failure in assigning personnel for instruction according to the requirements.

9 Quality Supervision and Inspection

9.1 Supervision

9.1.1 The seller should offer design, fabrication and inspection standard catalog for the contract to the buyer at the first meeting on design for the wind farm project..

9.1.2 The buyer will consign supervision units who are qualified or delegate representatives, together with identifiers from the seller, to do equipment construction supervision and test before leaving factory to understand the instance of equipment assembling, inspection, testing and casing quality, and sign. The seller has the responsibility to cooperate with supervisors to offer relative data and standards without assuming any charge from them in time.

9.1.3 Supervising range and detailed supervising testing/witness item include full course of products involved in the contract.

9.1.4 The seller should offer data follows to the supervising test of factory stationed representatives and supervising representatives:

9.1.4.1 When delivering equipment materials according to the contract, producing plan of the whole equipment and producing schedule and inspection project per month should be offered.

9.1.4.2 Offer supervising content and inspection time for equipment 7 days before action.

9.1.4.3 Offer standards (including factory standard), drawing, data, craftwork and practical craftwork course, inspection record, relevant files and copies related to the equipment supervision in the contract.

9.1.4.4 Give working and living convenience to the supervising representatives.

9.1.5 Supervising inspection/witness (usually on-site witness) should not affect the producing schedule in gear (not including shutdown inspection when significant problem appears), and should take practical producing course of the seller into account. If supervising representatives can not arrive to the locale on the informed time from the seller, testing work of the seller’s factory can be on the rails, with the results in effect, but the supervising representatives have the right to know, consult and copy the report and results of inspection and testing after (assignment to documentary witness). If the seller checks separately without informing supervising representatives, the buy will not accept the inspection results, and the seller should test with the seller’s representatives on the site.

9.1.6 Through supervision, when finding equipments and materials not matching standards and casing in the contract, supervising representatives have the right to make remarks and not to sign. And the seller should improve to ensure product quality. No matter the supervising representatives know or claim to know, the seller has the responsibility to tell initiatively and timely the big quality defects and problems through fabrication of contracted equipment. Keeping back is not allowed and the seller should not handle separately when the supervising unit knows nothing about it.

9.1.7 No matter supervising representatives are concerned with supervision and leaving factory check, or supervising representatives attend supervision and inspection, and sign the supervision and check report, it can not be considered as the seller unchaining the quality insurance responsibility under contract item 11, and it can not prevent the responsibility the seller should take on the equipment quality.

9.1.8 The seller (including technical support side) is fully responsible for the quality of the equipment and any costs caused by the Seller.

The buyer has the right to consult the supervising record of the technical support side, if the buyer demands a replication, the seller must provide a copy.

9.2  Factory Inspection and Open package inspection

9.2.1 All contracted equipment/parts (including subcontracting and outsourcing) applied by the seller should be check and test strictly through producing process, and parts and/or the complete machine should be equipped and tested before leaving factory. All check, test and assembling should be recorded formally. And acceptance certification, as a part of technique data, should be posted to the buyer for data save. Besides, the seller should offer acceptance certification and quality certification in random files.

9.2.2 The Vendor shall, 3 months before assembly of Plants jointly inspected by both parties, notify the buyer of the preliminary plan of inspection and assembly and the detailed plan should be proposed one month later. The buyer has the right of sending its representative at its own cost to the manufacturing factory of the Vendor and its technical support provider, for knowledge about Plant assembly, inspection, testing and package. In case the  buyer’s representative finds the Plant or any parts defective or non-conformable to standards or packing requirements as specified in this Contract, the representative has right to give his or her opinion, which should be given full consideration to. The vendor shall also take corresponding measures to guarantee the quality of delivery. The inspection and testing procedures shall be negotiated by the buyer’s representative together with the Vendor’s personnel. Due to its reasons, the Vendor fails to follow the above-mentioned procedures and notify the buyer, so that the buyer hasn’t adequate time for inspection. Then, the buyer is entitled to require the Vendor to postpone the ex-factory date of the main Plant according to actual situations.

9.2.3 The seller should offer data follows to the supervising test of factory stationed representatives and supervising representatives:

9.2.3.1 When delivering equipment materials according to the contract, producing plan of the whole equipment and producing schedule and inspection project per month should be offered.

9.2.3.2 Offer supervising content and inspection time for equipment 7 days before action.

9.2.3.3 Offer standards (including factory standard), drawing, data, craftwork and practical craftwork course, inspection record, relevant files and copies related to the equipment supervision in the contract.

9.2.3.4 Give working and living convenience to the supervising representatives.

9.2.4 The buyer  commission the sub-contractor to  remind, receive, save, and   manage the equipment (including technical data), the seller shall  accept such management from the sub-contractor.

When products reach the destination, the buyer should reach the locale within 4 days after receiving the notice from the seller on his own expense, and check the casing, appearance and amount according to the waybill and packing list together with the buyer. Any unconformity that is affirmed to be the seller’s responsibility by the two parties should be solved by the seller.

After the product reaching the locale, the buyer should open the box and test the amount, specs and quality as soon as possible(generally no more than 7 business days). The Project Construction Contractors should informe the seller the opening date 5 days before the test. The seller should sent identifiers to attend locale test. The buyer should give working and living convenience to the identifiers from the seller. If the seller’s personnel do not reach the locale on time, the buyer has the right to open the box and test separately, and the test results and records have the effect to both sides and are the evidence in effect when the buyer claims compensation to the seller.

  If the project construction contractor opened the box without informing the seller or didn’t open the box untill 6months after the reach,all the consequences are born to the buyer, the buyer could claim compensation to the project construction contractor.

9.2.5 When any damage, defect, shortage or unconformity to quality standard and criterion in the contract on the equipment for the seller’s reason is found through locale test, record should made and be signed by both parties, each side keeping one as the gist for claiming repairing and/or changing and/or compensation; if the seller asks the buyer to repair the equipment, all the repairing charge should be taken by the seller; if damage or shortage for the project construction contractor’s reason are found, the seller should offer or change relevant parts as soon as possible after receiving notice from the the project construction contractor, with all charge taken by the the project construction contractor.

9.2.6 If the seller dissents the requirements of repairing, changing and compensation from the buyer, he should bring forward it within 3days after receiving written notice from the buyer, or the requirements will come into existence. If dissenting, the seller should send representatives to the locale on his own expense to test again within 7 days after receiving the notice.

9.2.7 If representatives from the two parties can not be unanimous on the test records, they can consult wind farm testing institution to test. The test results have sanction to both sides and the test charge should be taken by the responsible party.

9.2.8 When receiving compensation claim from the buyer under the contract items, the seller should repair, change or reissue the shortage as soon as possible, all charge, including fabricating, repairing, carriage, and insurance should be taken by the responsible party. The compensation claim laid before will be deducted from contract fulfilling guarantee or the next payment by the buyer.

9.2.9 For the repairing or changing time of equipment or parts for the seller’s reason, under the principle that without affecting the building progress, but no later than 60 days after finding the defect, damage or shortage, or it will be solved under item 11.9.

9.2.10 The time of the buyer claims for compensation on the tested product will be not later than 6months after products’ reaching on equipment storing field of contracted wild farm.

9.2.11 Inspection in item 9.2.2 to item 9.2.8 is only for the test of arrival products. Though no problem is found or the seller has changed or repaired under compensation claim, it can not be taken as the seller’s unchaining of quality assurance responsibility under item 11.

9.3 The buyer will consign supervision units who are qualified or delegate representatives, together with identifiers from the seller, to do equipment construction supervision and test before leaving factory to understand the instance of equipment assembling, inspection, testing and casing quality, and sign. The seller has the responsibility to cooperate with supervisors to offer relative data and standards without assuming any charge from them in time,and the seller is responsible to provide a convinient living and working condition.

9.4 During the equipment construction supervision and test, the process should strictly implement the regulations of the national environmental protection and occupational health and safety laws to protect the enviroment.

9.5 The feedback from supervision staff about the  quality, environment, occupational health and safety information is a re-assessment basis for the supplied enterprise.

10 Installation, Debugging, Commissioning and Acceptance

10.1 The contract equipments are designed,installed, adjusted, run and maintained according to the technical martierals,acceptance standard,blueprint and instruction book.

All of the installation should be finished under the guidance of the techinical staffs.Both parties should collaborate sufficiently and take effective measures to make sure the quick start of the wind farm construction.The seller should provide the buyer significant procedures.

10.2 After the contract equipment is finished installation, the seller shall dispatch people to instruct debugging and solve equipment problems during the debugging as possible.

10.3 After installation of each set Plant supplied, the Vendor shall be responsible for making the commissioning plan, arranging the order of commissioning, and conducting commissioning of single set and system, the last issue of which shall be under the sole responsibility of the Vendor for the actual operation. Afterwards, the wind farm system commissioning begins under the responsibility of the buyer, but the Vendor shall assist with full efforts, providing the key points for the Plant commissioning (including the commissioning outline, plan, technical measures and specific requirements for commissioning), which are subject to confirmation by the buyer. The actual operation shall be carried out by the buyer within a period not exceeding 6 months, during which, if all Plants and the whole set runs steadily, the full-load test run can conducted, as detailed in Appendices 1 and 5.

10.3.1 After installation of each set of Contract Plant, the Vendor shall be responsible for making the commissioning plan, arranging the order of commissioning, and conducting commissioning of single set and system, the last issue of which shall be under the sole responsibility of the Vendor for the actual operation. The Vendor shall solve the problems found in the commissioning within 2 months. If, for its own reasons, the Vendor delays the commissioning, it will be treated as equal to the delay of manufacturing time as per Article 11.9.

10.4 Performance acceptance test shall be conducted after all the equipments of each set run stably and run consecutively and stably for 360 hours. The buyer is responsible for this acceptance test and the seller participates. After the performance acceptance test is completed, and the contract equipments reach each performance guarantee index specified by power curve and availability, the seller shall sign the equipment performance pre-acceptance certificate with the seller within 10 days. If the contract equipments can not reach one or several indexes specified by the power curve and availability in appendix , it is treated according to article 10.6 and 11.7. If the first performance acceptance test can not reach one or several performance guarantee values specified by the power curve and availability in appendix, both parties shall analyze the reasons together and clarify liabilities which shall be born by the responsible party for taking measures, and within 120 hours after the completion of the first acceptance test conduct the second acceptance test,if then the wind turbine operaing smoothly,the test is qualified.

The following external causes of downtime, would not be considered as a wind turbine failure:

Power failure (network parameters beyond the technical specifications);

Weather conditions (including wind and temperature) beyond the technical specifications specified operating range.

10.5 Subject to the condition of not affecting safe and reliable run of the contract equipments, if there is certain small flaw, and that the seller repairs the above mentioned flaws within the agreed time by both parties, the seller may agree to sign the performance pre-acceptance certificate.

10.6 If the first performance acceptance test can not reach one or several performance guarantee values specified by the power curve and availability in appendix 1, both parties shall analyze the reasons together and clarify liabilities which shall be born by the responsible party for taking measures, and within 90 days after the completion of the first acceptance test conduct the second acceptance test .

10.6.1 If it is the seller’s cause, the seller should take effective measures to make second acceptance test achive the technical function and pay for all the direct fees,including but not limited to the following fees:

The fees for replacement and / or repair of the equipment and materials;

The cost of technical personnel for participating in the second acceptance test of the seller;

The cost of technical personnel for participating in the test and repair from the buyer’s side;

The cost of the tools and equipments used in the second acceptance test.

The fees for the use of materials and consumables in the second acceptance test excluding the fuel costs;

The fees for the shipment of the equipment and materials in replacement and / or repair .

10.6.2 If it is the seller’s cause, the seller should take effective measures to make second acceptance test achive the technical function and pay for all the direct fees

10.7 After the second performance acceptance test, if there are still one or several technical indexes that can not reach the performance guarantee values specified by the technical specification of this contract, both parties shall study and analyze reasons together and clarify liabilities: if it is because of the seller, article 11 of this contract is executed; if because of the  buyer, this contract equipment should be considered as passed the performance acceptance, and within 10 days thereafter, the representative of the buyer will sign the performance pre-acceptance certificate of this contract together with the representative of the seller. But the seller is still obligatory to take measures with the buyer to make the performance of the contract equipment to reach the guarantee value.

10.8 If the commissioning and performance acceptance test on the contract equipments can not be made due to the  buyer’s reason, after 3 months after the arrival of the contract equipment at the site, it will taken as passed final acceptance, and within 10 days thereafter, the buyer shall sign the final acceptance certificate together with the seller.

10.9 Whether the performance acceptance test of the contract equipment is made once or twice, the buyer will issue the final acceptance certificate within 10 days after finishing claim from the day when the pre-acceptance certificate is issued to 24 months according to the provision of article 11.4.

10.10 Performance acceptance certificate issued according to article 10.4 and 10.7 only prove that the equipment performance and parameters are accepted up to the time when the performance acceptance certificate is issued according to the contract requirement, but can not be considered as evidence for relieving relevant liabilities of the seller for possible existing deflect that may cause damage of the contract equipments. Likewise, the final acceptance certificate shall also not be considered as evidence for relieving relevant liabilities of the seller for possible existing deflect that may cause damage of the contract equipments.

Potential deflect reforest to the potential danger of the equipment that can not be found under normal situation during manufacturing and short-term running process. The period of liability of the seller for correcting potential deflects shall last till the termination of the 36 months guarantee period to the first overhaul. When such potential deflect is found (through confirmation of both parties), the seller shall repair or replace according to the specification of article 6.8and 11.3 hereof.

10.11 Anytime during the process of executing the contract, for the request of the seller on inspection testing, retesting, repairing or replacing work out of the need of the seller’s responsibilities, the buyer shall make arrangement to cooperate with the above mentioned work. The seller shall bear fees for repairing, replacement or labors. If the seller entrusts constructor of the buyer to process and/or repair and replace equipment, or there is re-work caused by the error of the design drawings of the seller, instruction errors of the seller, the seller shall pay fees to the buyer according to the following formula: (all the fees are calculated according to the rate at the time when the fees happen).

P=ah+M+cm
Among which P – total fees (Yuan)
a – labor fee (Yuan/hour·person)
h – Person time (hour·person)
M – Material fee (Yuan)
C – Set & shift number (set·shift)
M – Set & shift fee for each equipment (Yuan/set·shift)

10.12 In the longevity of a wind turbine,if the seller stop or can’t manufacture the spare parts,the seller is responsible for informing the buyer in advance,so that there is sufficient time for the buyer to order the last passel of spare parts.It is the seller’s obligation to provide drawings, templates, tools, molds and technical instructions,so that the buyer can manufacture the needed spare parts and it will not forme tort of patent and industral design. After using the spare parts,the buyer should return the above items in a reasonable manner and condition.

10.13 In 15 years of the effective day, the seller should distribute the materials related to the contractual equipments including the operating experience,technical and security materials involved in the project, and no forms of tort thus arises.

10.14 Subject to the condition of not affecting safe and reliable run of the contract equipments, if there is certain small flaw, and that the seller repairs the above mentioned flaws within the agreed time by both partie, both parties shall analyze the reasons together and clarify liabilities which shall be born by the responsible party for taking measures。After the quality guarantee period,it is the seller’s obligation to provide the paid services.

11. Guarantee and Claim

11.1 Quality warranty to the contract equipment to be supplied by seller starts from the signature of acceptance certificate for individual works. Warranty period is good for 24 months. At the end of warranty period, performance will be conducted on contract equipment, especially for the reliability under the warranty.

At the end of 24-month quality warranty period, both parties will sign off relevant certificates (final acceptance certificate).

11.2 Seller guarantees all the equipment to be supplied under this contract is fresh new, accommodating general and safe operation and demonstrating long life. Also they must meet requirement specified in the contract. Equipment must be fabricated with advanced, mature technology and best quality. Equipment must demonstrate reliable and economical operation and is easy for maintenance.

Seller guarantees the technical materials to be provided as required in the technical specification under the contract are integral and the contents are correct and accurate. Such documents must accommodate design, installation, commissioning, operation and maintenance of contract equipment.

11.3. Anytime during the process of executing the contract, for the mistake of the seller on providing materials,technical instruction, retesting, repairing or replacing work, the buyer shall make arrangement to cooperate with the above mentioned work. The seller shall bear fees for repairing, replacement or labors and the replacement or the repairing should no later than the date of the responsibility comfirmation day within 1 month . If the buyer can’t provide technical materials,instruction  repair and replace equipment, or there is re-work caused by the error of the design drawings of the buyer, instruction errors of the buyer, the buyer shall pay the fees.

11.4 After warranty expires, the buyer will issue within 30 days the certificate of acceptance against contract equipment. The conditions are: Seller must finish handling all the claims and compensation which are implemented by the buyer prior to the expiry of such warranty. However, seller assumes no liabilities for any abnormal maintenance or wrong operation or losses from normal wearing.

11.5 Within warranty period, if equipment is found defective and not conforming to contract, it is deemed as responsibility of seller. In this case, the buyer has rights to make claim against seller. In case of doubt by seller, clause 9.2.6 will apply. Otherwise, seller will provide immediate and free of chare repair or replacement, claim or arrange other parties for repair work right after seller receives notice from the buyer regarding the claim.

11.6 If defective equipment needs to be replaced or repaired ,the guarantee period should be extended according to the replacement or the repair.

11.7 If, due to the reasons of the Vendor, after the performance acceptance test as specified in Article 10, each set of Contract Plant still can’t satisfy one or many indicators defined in Appendix 1 in the second acceptance test, the Vendor shall pay the liquidated damages, calculated as follows: compensation on the basis of the wind-power curve and plant availability.

(1) Power curve is evaluated as per a single set ≥ 96% in the power curve form, and 1% of the total contract price of the plant is paid as the liquidated damages for every 1% lower.

(2) The plant availability is the average availability of contract plant in the wind farm, and during the quality guarantee period, the average availability of the wind Generator Set shall be ≥96%, and 1% of the total contract price of the plant is paid as the liquidated damages for every 1% lower. The average availability of a single set within the quality guarantee period shall be ≥85%, and 1% of the total contract price of the plant is paid as the liquidated damages for every 0.5% lower. The two kinds of liquidated damages shall not be calculated at the same time, and whichever has the larger amount shall be implemented. If the average availability of a single set within the quality guarantee period is < 80%, the buyer is entitled to change another brand-new Generator Set at the Vendor’s cost or return the Generator Set. Now the Vendor shall indemnify the double of the contract price of the plant to the buyer.

（3）The amount of the penalty should be no more than 10% of the total price of the contract equipment.Even if the seller paid the penalty,it is also his obligation to provide technical support,as well as take several measures to achive the economical objective.

11.8 For serious defects with contract equipment during warranty period due to fault on side of seller, then the warranty period for such components will be 12 months starting from the date of corrections are corrected.

11.9 If seller fails (except for force majeure) to deliver the goods to the schedule in the contract not because of the fault on side of the buyer, actual delivery date is calculated according to clause 6.1 and 6.4. The buyer has rights to claim penalty against seller based on following rates:

A. When delivery or payment of wind turbine or it spare parts is delayed for 1-2weeks, (except the delay of the delivery approved in written by the buyer), for each week, the penalty is 1‰ of the contractural price for each set. if the delay is less than 1 week, then 1 week will be used in the calculation.

B. When delivery or payment of wind turbine or it spare parts is delayed for 3-4weeks, (except the delay of the delivery approved in written by the buyer), for each week, the penalty is 1.5‰ of the contractural price for each set and the seller is responsible for the compensate for the sub-contractor. if the delay is less than 1 week, then 1 week will be used in the calculation.

If defective equipment needs to be replaced or repaired due to fault on the side of seller, such occurrence causes stop to delivery or delay to installation, then warranty period will be prolonged by the period equivalent of 30 days.（except the it is agreed by the buyer in written ），the seller should pay penalty to the buyer,220,000 yuan for one set should be charged.The payment of the penalty would not remove the seller’s obligation to deliver the wind turbines. If the delivery is delayed for 60days,the buyer has rights to terminate part or the whole of the contract, all of the losses arised therefrom should be borne by the seller.

11.10 If it is verified that seller’s fault causes seller to fail to make the delivery as scheduled in the specification of the contract, both parties will verify the key technical materials, design and planned materials which affect construction progress.

A. When delivery or payment is delayed for 1weeks, for each week, the penalty is 20,000 Yuan for each batch. if the delay is less than 1 week, then 1 week will be used in the calculation.

B. When delivery or payment is delayed for 2-4 weeks, for each week, the penalty is 40,000 Yuan for each batch. if the delay is less than 1 week, then 1 week will be used in the calculation.

C. When delivery or payment is delayed for over 4 weeks, for each week, 60,000 Yuan for each batch. if the delay is less than 1 week, then 1 week will be used in the calculation.

11.11 If contract performance is delayed due to delay, negligence and or mistakes with the technical service by seller, for each week delay, seller will pay as penalty to the buyer 0.5% of the amount for each equipment package. Also seller will pay for all the direct losses due to his faulty technical service or breach of contract.

11.12 The payment of the penalty would not remove the seller’s obligation in the contract.

 11.13 If it is verified that the buyer postpone the payment, the buyer should pay the penalty based on following rates:

A. When delivery or payment is delayed for 1-4 weeks, for each day, the penalty of each set is 0.3% of the delayed amount.

B. When delivery or payment is delayed for 4-24 weeks, for each day, the penalty of each set is 0.4% of the delayed amount.

C. When delivery or payment is delayed for over 24 weeks, for each day, the penalty of each set is 0.5% of the delayed amount.

12 Insurance

12.1 The insurance paid by seller will last until goods arrive on site. Insurance amount will be 100% of contract amount (one hundred and ten percent)

12.2 The seller should provide a copy of the insurance for the first batch of equipment 20 days prior to the delivery to the buyer. If it is the seller's cause that the copy of the insurance can not be provided.

The seller should agree to the buyer's non-payment of transport fees until the buyer received a copy of the insurance.

13. Taxes and fees

13.1 Seller will pay all the taxes and fees rated to this contract in accordance with applicable national tax laws, codes and regulations.

13.2 The prices contained in this contract are tax included. Taxes and fees for equipment, technical materials, service (including transportation) and imported equipment/parts are all included in the contract prices and will be paid by seller.

13.3 The seller shall assist the tax reliefs of the imported equipment and materialsthe  in the project .

14. Subcontracting and outsourcing

14.1 Seller is not allowed to assignment in partial or full of any part of the contract to any other parties.

If the seller needs the content and ratio of sub ,the buyer should approveat first.

14.2 The seller shall execute the contract in accordance with appendix 1 and appendix 8 .

14.3 Technical service for the equipment/components under subcontract will be handled according to clause 8.11, 8.12 .

14.4 Seller assumes all the liabilities for all the subcontracted equipment and components under the contract.

14.5 The content of subcontracting and outsourcing,please see the appendix1 and appendix8.

14.6 Seller is not allowed to assignment in partial or full of any part of the contract to any other parties. Five big components of the wind power generation system are not allowed for subcontracting without consent with the buyer. If subcontract is allowed, the contents and ratio of subcontract items must be approved by the buyer. Seller assumes all the liabilities for all the subcontracted equipment and components under the contract.

14.7 The buyer’s right

The seller should supervise and guide the work of its sub-contractors.If the buyer found the defect of the sub-contractor’s work,the buyer will notify such party in writing. The violating party will within 5 days of the notice will make corrections to such defect. If correction fails or correction plan cannot be proposed after 5days of another notice, the other party will taker all measures to make up the defects. All the costs, fees and claims incurred from this will be the liability of the seller.If the buyer refuse to pay for the fees,the buyer can deduct the amount from the balance. losses caused to buyer will be paid by the seller.

14.8 Non Contractual Relationship

Whatever the Contract stipulates, it shall not be deemed as a contractual relationship existing between the buyer and any of the Vendor’s subcontractors for the buyer’s approval, confirmation, agreement or supervision of it.

14.9 Termination of Subcontractors

In case the buyer finds that the work any subcontractor of the Vendor doesn’t conform to the requirements of this Contract or has serious defects, the buyer shall be entitled to require the Vendor in written to terminate the subcontractor. The Vendor shall give reasonable explanations within 7 days upon receiving the buyer’s written requirement to the buyer’s satisfaction. If the buyer isn’t satisfied with or doesn’t accept the explanation, the Vendor shall terminate the subcontractor’s contract within 14 days upon receiving another notice of the buyer. The exercising of the foregoing right by the buyer shall not be subject to the restrictions of whether this subcontractor has been approved, agreed or confirmed by the Vendor.

15 Change, modification and termination of contract

15.1 Once contract becomes effective, neither party is allowed to make and unilateral and arbitrary modification to contracts (including appendices).Any change, modification and termination to contract should be informed to the other party in written.

If there is change to contract price or the schedule of delivery, one side should submite the detail instruction of the change in 7days after the receiving of the notice.  It becomes effecive after both parties agreed and signed the agreement.

15.2 In case either party has violation or refuses to perform the contract, the other party will notify such party in writing. The violating party will within 7 days of the notice will make corrections to such violations or refusal. If corrections cannot be corrected in 7 days, correction plan is needed. If correction fails or correction plan cannot be proposed, the other party will reserve the rights to terminate in partial or in full the contract. For such termination, the other party will not issue change order. All the costs, fees and claims incurred from this will be the liability of the opposite party. If there are other clauses available with regards to such violation, such clauses will be applied for.

15.3 If the buyer exercise the right of termination , the buyer has the right to stop the payment which shoud do at term of termination.

 and  has the right to claim the prepay during the exercise of the contract.15.4 During term of contract, if the contract cannot be further performed due to change to national planning, the seller and/or the buyer can propose to the other party to terminate or modify affected clauses.

15.5 If the equipment cannot be delivered due to fault on seller side, the seller will pay penalty to the buyer. Such penalty will be 30% of the amount for returned equipment. Also losses caused to the buyer will be paid to the buyer.

15.6 If the equipment cannot be delivered due to fault on seller side, the seller will pay penalty to the buyer. Such penalty will be 30% of the amount for returned equipment. Also losses caused to the buyer will be paid to the buyer.

15.7 Before the declare of the seller’s bankruptcy, the debt to the buyer in such contract should take priority.During the change of property,there is an obligation for the seller to make sure the the performance of the buyer’s contract.

15.8 In case of occurrence related to clause 15.7, the buyer has rights to obtain the takeover of all the contract equipment related tasks. Also he can at appropriate time take away all the contract equipment related design, drawing, instructions and materials in the premises of the seller. The ownership of such items belongs to the buyer. The seller will provide the buyer with all the convenience for such handling so that the buyer can remove above design, drawings and materials. The buyer will assume no liabilities for any direct or indirect claims against the seller from termination of such contract. In addition, both parties will reach agreement on the evaluation of the performed part of the contract. Also they will handle all the consequences because of advance contract termination.

15.9 Termination to contract to force majure.

15.9.1 The seller should make sure the storgae and insurance of all the related documents,information,equipment  (finished or semi-finished products) and the material ,and the fees should be paid by the buyer.

15.9.2 The buyer shall not bear any liabilities for the claims, either direct or indirect, against the Vendor by a third party due to termination of a part of or the whole contract.

15.9.3 If the contract is partially terminated, the other parts shall be still valid and performed.

15.10 The obligations undertaken by both parties of the Contract shall not extend beyond the scope of this Contract. And one party of the Contract shall not make statements, descriptions, commitments or actions having binding force over the other party.

16 Force Majure

16.1  Force Majure means that when signing the contract , the incidents unforeseeable , unavoidable , and unsolvable , including but not limited to severe natural disaster or calamity (such as typhoon , flood , earthquake , fire or explosion etc.) , war (no matter declared or not) , rebellion , commotion etc . Any party of the contract , because of force majure, and execution of the contract was influenced , will delay the time limited of pursuing the obligation of contract with the time limit equal to the duration of force majure , but can not adjust the price of the contract due to delay caused by force majure.

16.2 The party influenced by force majure should notify by fax about the detail of force majure to the other party after happening of force majure, and within 14 days delivered the proving documents issued by the authority to the other party, the party influenced should try his best to reduce the influence and the delayed caused, once the influence of force majure is finished, he should notify the other party.

16.3 If both party estimate that the influence of force majure might be prolonged to over 120 days, each party should solve the execution problem of this contract through friendly negotiation.(including delivery, installation, commissioning and acceptance etc.)。

17 Settlement of Dispute of the Contract

17.1 All the disputes related and caused by this contract should be solved through friendly negotiation, if negotiation failed, any party of the contract has the right to apply for arbitration at the arbitration institute at the location of the buyer, and the arbitration will have power upon both parties.

17.2 The place of arbitration:Wuhan

17.3 Arbitral institution:Wuhan arbitration commission.

17.4 Arbitral decision shall be binding to both parties.

17.5 Except there are other rules,the fees occurred in the above process should be borne by the the losing side.

17.6 Unless other agreements exist, the arbitration will not influence that each party continue pursue his own obligations under the contract.

18. Execution of contract

18.1 The contract becomes effective since both authorized representatives signing the contract and has been sealed.

18.2The effective date of the contract:

The effective date will start from the action date of the contract to when the final acceptance document is issued, compensation finished, money paid and goods delivered.

19. Others

19.1  The laws adapted to this contract are the present laws of Peoples Republic of China.

19.2  The appendices included by this contract are the crucial part of this contract and has the same legal power.

19.3 The obligation of the parties undertaking the  contracts shall not exceed the provisions of the contract, either party shall not make statements, representations, promises or actions on behalf of the other party.

19.4 The contract sets out the responsibilities, obligations, compensation and redress provisions of the both parties, . Any party does not assume responsibility beyond the provisions, obligation, compensation and redressof this contract.19.5 Any party without the permit of other party should not assignment part or all the rights and obligations to the third party.

19.6 For the documents and files supplied by both parties under this contract should not be provided to any third party unrelated to the contract equipments and projects.

19.7 Patent：The seller should ensure the buyer, when using the goods or any part of the good , not be impeached by third party for violation of his patent right , brand right or industrial design right . When any third party raises compensation for violation, the buyer should informe the seller in 7business days after the day of allegation.

the seller should response to the third party for Settlement, and should bear the legal and economical responsibilities caused hereinafter.Both parties should appoint two authorized representatives respectively,who are responsible for the technical and economical problems.The authorized representatives’ name and postal address should informe the other party at the effective day of the contract.

19.8 Any mail communication notification or requirement , if is written formally and sent to the following address by people , or registered mail , air mail , telecommunication or fax , after getting confirmation by the people of other party and/or by communication equipment , will be deemed as having been formally accepted by the other part

19.9 The contract should be written in Chinese,the documents,technical materials,instruction,minutes and letters during the business should be the Chinese version,the Chinese should have priority.

19.10 This contract has 6 original copies and 8 duplicated copies, the seller hold 1 original copy and 1 duplicated copies. The buyer hold 5 original copy and 7 duplicated copies.

Buyer		Seller

Name：	Wuhan Kaidi Electric Power Co., Ltd.		Wuhan Guoce Nordic New Energy Co., Ltd. (“The seller”)

Adress：	Building Kaidi 1Jiangxia Av. East Lake New Technology Development Zone,Wuhan		Nanhu Av. East East Lake New Technology Development Zone,Wuhan

Post Code：	430223		430074

Contact:	Gao Zhiping		Yanhuan

Tel:	027-67869404		027-87985085

Fax：	027-67869067		027-87985096

Account Opening Bank:	Wuhan Commercial Bank Guanshan branch		Agricultural Bank of China

Bank Account	0120101000298		040001040002107

Registration Number of Taxpayer :	420101764643583		420101792400140

Seal:

Signature of representatives:		Signature of representatives:

Signature Date:		Date: